Exhibit 10.1

AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of August 21, 2021, to the Securities Purchase Agreement dated as of May 28, 2021 (the “SPA”), is made by and between Cultural Objects Provenance Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), and Takung Art Co., Ltd., a Delaware corporation (the “Investor”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the SPA.

Recitals

Whereas, on May 28, 2021, the Company and the Investor entered into the SPA, pursuant to which the Investor agreed to invest in the Company through paying a purchase price (the “Old Purchase Price”), consisting of (i) $500,000 in cash and the issuance by the Investor to the Company of 282,000 restricted shares of the common stock of the Investor, par value $0.001 per share (the “Common Stock”) in exchange for 54,100 common shares of the Company, and (ii) subject to the satisfaction of the conditions listed in the SPA (the “Vesting Conditions”), 290,000 unvested restricted shares of Common Stock in exchange for 32,460 unvested common shares of the Company;

Whereas, the closing price of the Common Stock has dropped from $17.71 as of May 27, 2021 to $6.17 as of August 13, 2021;

Whereas, in order to reflect the change in the trading price of the Common Stock, the Company has requested to change the Old Purchase Price to consist of (i) $500,000 in cash and the issuance by the Investor to the Company of 771,040 restricted shares of the Common Stock in exchange for 54,100 common shares of the Company, and (ii) subject to the satisfaction of the conditions listed in the SPA, 787,440 unvested restricted shares of Common Stock in exchange for 32,460 unvested common shares of the Company;

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and in reliance on the recitals set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Section 1.1 of the SPA is hereby deleted in its entirety and replaced with the following:

“Purchase and Sale. At the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company: (1) 54,100 shares of Cultural Shares (the “Vested Company Shares”), for a purchase price consisting of $500,000 in cash and the issuance by the Investor to the Company of 771,040 restricted shares of the common stock (the “Vested Investor Shares”), par value $0.001 per share, of the Investor (the “Investor Common Stock”); (2) subject to the satisfaction of the conditions thereto, including, without limitation, (x) the completion by the Company, to the satisfaction of the Investor, of a NFT platform for primary market sales and (y) the launch of a physical exhibition / show with sales of collectibles utilizing the Company’s authentication technology to the satisfaction of the Investor (“(x)” and “(y)” collectively, the “Vesting Conditions”), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 32,460 shares of unvested Cultural Shares, subject to the Vesting Conditions (the “Company Make Good Shares”), for a purchase price consisting of the issuance by the Investor to the Company of 787,440 restricted shares of unvested Investor Common Stock, subject to the Vesting Conditions (the “Investor Make Good Shares,” together with the Company Make Good Shares, the “Make Good Shares”).”

2. Section 1.2 of the SPA is hereby deleted in its entirety and replaced with the following:

“Purchase Price. The aggregate purchase price for the Shares being purchased by the Investor pursuant to Section 1.1 is $10,630,120 (the “Purchase Price”). The portion of the Purchase Price to be paid at the Closing shall be paid by (x) the payment by the Investor to the Company of $500,000 in cash paid by wire transfer of immediately available funds and (y) the issuance by the Investor to the Company of 771,040 Vested Investor Shares, and 787,440 Make Good Investor Shares.”

3. Section 1.3 of the SPA is hereby deleted in its entirety and replaced with the following:

“Closing. The Closing will take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, N.Y. 10036, or at such other place as the Investor and the Company shall mutually agree, either orally or in writing, at 10:00 A.M. local time, on the Closing Date. At the Closing, the Investor shall pay the cash portion of the Purchase Price required to be paid by it at such Closing by wire transfer of immediately available funds to the account set forth on Exhibit A, and the Investor shall also issue to the Company the number of shares of the Vested Investor Shares required to be issued by it to the Company at such Closing (which issuance shall be evidenced by a book entry statement by the Investor’s transfer agent). Simultaneously, the Company shall issue to the Investor the number of the Vested Company Shares being purchased by the Investor at such Closing, free and clear of all Liens, by delivering to the Investor a certificate, registered in the name of the Investor or any designee thereof, evidencing the Vested Company Shares purchased at such Closing. At the Closing, the Company shall issue to the Investor 32,460 share of the Company Make Good Shares and the Investor shall issue to the Company 787,440 shares of the Investor Make Good Shares , the vesting of each are subject to the Vesting Conditions. At each Closing, there shall also be delivered to the Company and the Investor the certificates and other documents and instruments to be delivered under Article VI. ”

4. Except as specifically amended by this Amendment, the terms and conditions of the SPA shall remain unchanged and in full force and effect. This Amendment shall become effective when executed and delivered by the Company and the Investor.

5. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and the parties hereto agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party hereto may use such facsimile signatures as evidence of the execution and delivery of this Amendment by all parties hereto to the same extent that an original signature could be used.

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In Witness Whereof, each of the parties hereto has caused this Amendment No. 1 to SPA to be executed and delivered by its duly authorized officer on the date first set forth above.

OBJECTS PROVENANCE HOLDINGS LIMITD

By:	/s/Angus Ho
Name: Angus Ho
Title: Director

TAKUNG ART CO., LTD.

By:	/s/ Tracy Chui-Kam Ng
Name: Tracy Chui-Kam Ng
Title: Chief Financial Officer